Exhibit 99.2
Diamond Foods, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On March 31, 2010, Diamond Foods, Inc. (“Company”) completed its previously-announced acquisition of Kettle Foods (“Kettle Foods acquisition”), pursuant to the Agreement Relating to the Sale and Purchase of the Issued CPECS and Entire Issued Share Capital of Lion/Stove Luxembourg Investment 2 S.à r.l. (“Purchase Agreement”) dated February 25, 2010, between the Company, DFKA Ltd, a wholly-owned subsidiary of the Company (“DFKA”), and Lion/Stove Luxembourg Investment S.à r.l. (“Seller”). DFKA acquired all of the issued share capital of Lion/Stove Luxembourg Investment 2 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, which is the holding company for Kettle Foods. The aggregate purchase price was $615 million, subject to certain adjustments. The acquisition consideration was financed through a combination of debt and the proceeds of an offering of the Company’s common stock.
     In connection with the completion of the acquisition, the Company incurred indebtedness of $576 million under its previously-disclosed Credit Agreement (“Credit Agreement”) among the Company, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC and Barclays Capital as Joint Lead Arrangers and Joint Book Managers. The indebtedness consists of $176 million under the Credit Agreement secured revolving credit facility (“Revolving Credit Facility”) and a $400 million term loan (“Term Loan,” and together with the Revolving Credit Facility, the “Secured Credit Facility”). The Term Loan is subject to quarterly amortization of principal, in the amount of $40 million per year, beginning in the fiscal quarter ending July 31, 2010. The remaining principal balance of the Term Loan, and any outstanding loans under the Revolving Credit Facility, must be repaid on the fifth anniversary of initial funding. The Term Loan is also subject to mandatory prepayment with the proceeds of the Company’s future equity and debt financings, asset sales in excess of $5 million per fiscal year, and “extraordinary receipts” (as defined in the Credit Agreement), and with 50% of the Company’s “excess cash flow” (as defined in the Credit Agreement). Borrowings under the Secured Credit Facility bear interest as follows: $6 million at the agent’s base rate and $570 million ($400 million under the Term Loan and $170 million under the Revolving Credit Facility) at the LIBOR Rate, as defined in the Secured Credit Facility, plus a margin for LIBOR loans ranging from 2.25% and 3.50%, based on the Company’s consolidated leverage ratio (defined as the ratio of the Company’s total debt to EBITDA). The Secured Credit Facility is secured by a security interest in all of the Company’s real and personal property, other than property held by certain non-U.S. subsidiaries, including the stock of the Company’s subsidiaries (limited to 66% of the stock in the case of certain non-U.S. subsidiaries). The Secured Credit Facility also provides for customary affirmative and negative covenants, including requirements that the Company maintains a maximum consolidated leverage ratio of not more than 4.75 to 1.00, reducing annually over the term of the facility to reach 3.25 to 1.00 on April 30, 2014, and a requirement that the Company maintains a minimum fixed charge coverage ratio (defined as EBITDA minus capital expenditures and cash tax payments, divided by the sum of the Company’s interest expense, principal payments and dividends) of 1.10 to 1.00 through October 30, 2012, 1.20 to 1.00 through October 30, 2013, and 1.25 to 1.00 through maturity.
     The Secured Credit Facility also contains covenants that restrict the Company’s ability to (1) incur liens on the Company’s property, (2) incur indebtedness (including guarantees and other contingent obligations), (3) make dispositions of assets, (4) acquire other companies and businesses, (5) make investments in companies that are not the Company’s subsidiaries and (6) make restricted payments, which could limit the Company’s ability to pay dividends.
     The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Diamond Foods, giving effect to (a) the completion of the Kettle Foods acquisition, borrowings under our new Secured Credit Facility, this offering and the application of the net proceeds there from, and (b) the completion of the Pop Secret acquisition, actually completed on September 15, 2008, in each case as if they occurred on August 1, 2008, for income statement purposes, and January 31, 2010, for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, the historical financial statements of Diamond Foods, Pop Secret and Kettle Foods and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included or incorporated by reference in this prospectus supplement.
     The Kettle Foods acquisition will be treated as a purchase of Kettle Foods by Diamond Foods, with Diamond Foods as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our purchase price allocation and estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

     The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Kettle Foods acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies.
     Diamond Foods’ fiscal year ends on July 31 and Kettle Foods’ fiscal year ends on September 30. The pro forma condensed combined financial information presented herein combines the results of operations of Diamond Foods for the six months ended January 31, 2010, with the results of operations of Kettle Foods for the six months ended December 31, 2009, and combines the results of operations of Diamond Foods for the year ended July 31, 2009, with the results of operations of Kettle Foods for the year ended September 30, 2009. Accordingly, Kettle Foods’ results of operations for the period from July 1, 2009, to September 30, 2009, are included in two portions of the unaudited pro forma condensed combined statements of operations, once as part of the pro forma year ended July 31, 2009, and again as part of the pro forma interim period for the six months ended January 31, 2010.
     The historical results of operations of Kettle Foods for the six months ended December 31, 2009, and the year ended September 30, 2009, have been prepared in accordance with U.K. GAAP and reconciled to U.S. GAAP for the purpose of such presentation.
     Diamond Foods has incurred and will continue to incur certain non-recurring expenses in connection with the Kettle Foods acquisition and the execution of our new Secured Credit Facility. These expenses are currently estimated to be approximately $19.1 million. In addition, Diamond Foods expects to pay fees and expenses of approximately $9.5 million in connection with this offering. These estimated expenses are reflected in the pro forma condensed combined balance sheet as of January 31, 2010, as an adjustment to cash and equity, but are not reflected in the pro forma condensed combined statements of earnings for the six months ended January 31, 2010, and for the year ended July 31, 2009, as they are not expected to have a continuing impact on operations.

Diamond Foods, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet

	As of January 31, 2010
	Diamond	Kettle	Pro Forma		Pro Forma
	Foods	Foods(a)	Adjustments		Consolidated
			(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$11,962	$27,869	$(10,000)	(b)	$1,962
			(27,869)	(o)
Trade receivables, net	54,652	32,387	—		87,039
Inventories	149,053	12,316	230	(c)	161,599
Deferred income taxes	12,908	1,048	—		13,956
Prepaid income taxes	1,661	—	—		1,661
Prepaid expenses and other current assets	2,819	1,741	—		4,560

Total current assets	233,055	75,361	(37,639)		270,777
Property, plant and equipment, net	50,916	69,390	—	(d)	120,306
Deferred income taxes	6,269	—	—		6,269
Goodwill	75,243	124,094	345,399	(e)	420,642
			(124,094)	(o)
Other intangible assets, net	96,951	108,541	320,000	(e)	416,951
			(108,541)	(o)
Other long-term assets	3,700	—	4,700	(f)	7,200
			(1,200)	(j)

Total assets	$466,134	$377,386	$398,625		$1,242,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,872	$—	$40,000	(g)	$40,000
			(15,872)	(g)
Accounts payable and accrued liabilities	79,171	39,633	—		118,804
Payable to growers	76,976	—	—		76,976

Total current liabilities	172,019	39,633	24,128		235,780
Long-term obligations	81,650	292,716	524,603	(g)	524,603
			(292,716)	(o)
			(81,650)	(g)
Deferred income taxes	3,060	45,714	(45,714)	(o)	130,708
			127,648	(t)
Other liabilities	12,240	—	—		12,240
Total stockholders’ equity (deficit)	197,165	(677)	157,009	(h)	338,814
			(10,000)	(i)
			(4,160)	(i)
			(1,200)	(j)
			677	(o)

Total liabilities and stockholder’s equity	$466,134	$377,386	$398,625		$1,242,145

See accompanying notes to unaudited pro forma condensed combined financial information.

Diamond Foods, Inc.
Unaudited Pro Forma Condensed Combined
Statements of Operations

	For the Six Months Ended January 31, 2010
	Diamond	Kettle	Pro Forma		Pro Forma
	Foods	Foods(a)	Adjustments		Consolidated
		(In thousands, except per share data)
Net sales and other revenues	$364,810	$136,506	$—		$501,316
Cost of sales	278,741	87,555	—	(d)	366,296

Gross profit	86,069	48,951	—		135,020
Operating expenses:
Selling, general and administrative	28,835	25,035	2,625	(k)(d)	56,495
Advertising	18,442	—	—		18,442

Total operating expenses	47,277	25,035	2,625		74,937
Income from operations	38,792	23,916	(2,625)		60,083
Interest expense, net	2,164	11,293	9,143	(l)	11,307
			(11,293)	(o)

Income before income taxes	36,628	12,623	(475)		48,776
Income tax expense	12,884	8,493	(3,525)	(m)	17,852

Net income	$23,744	$4,130	$3,050		$30,924

Earnings per share:
Basic	$1.43				$1.46	(n)
Diluted	$1.39				$1.43	(n)
Shares used to compute earnings per share:
Basic	16,280		4,500	(h)	20,780
Diluted	16,735		4,500	(h)	21,235
See accompanying notes to unaudited pro forma condensed combined financial information.

Diamond Foods, Inc.
Unaudited Pro Forma Condensed Combined Statements of Operations

	For the Year Ended July 31, 2009
			Pop Secret			Kettle
	Diamond		Pro Forma		Kettle	Pro Forma		Pro Forma
	Foods	Pop Secret	Adjustments		Foods(a)	Adjustments		Consolidated
	(In thousands, except per share data)
Net sales and other revenues	$570,940	$13,509	$—		$250,449	$—		$834,898
Cost of sales	435,344	8,997	44	(p)	166,766	—	(d)	611,151

Gross profit	135,596	4,512	(44)		83,683	—		223,747
Operating expenses:
Selling, general and administrative	60,971	1,003	218	(q)	48,437	5,250	(k)(d)	115,879
Advertising	28,785	350	—		—	—		29,135

Total operating expenses	89,756	1,353	218		48,437	5,250		145,014
Income (loss) from operations	45,840	3,160	(263)		35,246	(5,250)		78,733
Interest expense, net	6,255	—	1,353	(r)	27,059	15,070	(l)	22,678
						(27,059)	(o)
Other, net	898	—	—		—	—		898

Income (loss) before income taxes	38,687	3,160	(1,616)		8,187	6,739		55,157
Income tax expense	14,944	—	585	(s)	6,967	(2,474)	(m)	20,022

Net income (loss)	$23,743	$3,160	$(2,201)		$1,220	$9,213		$35,135

Earnings per share:
Basic	$1.45							$1.68	(n)
Diluted	$1.42							$1.65	(n)
Shares used to compute earnings per share:
Basic	16,022					4,500	(h)	20,522
Diluted	16,360					4,500	(h)	20,860
See accompanying notes to unaudited pro forma condensed combined financial information.

Diamond Foods, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information for Diamond
Foods and Kettle Foods
(in thousands, except per share data)
1. Description of Transaction
     On March 31, 2010, Diamond Foods, Inc. (“Company”) completed its previously-announced acquisition of Kettle Foods (“Kettle Foods acquisition”), pursuant to the Agreement Relating to the Sale and Purchase of the Issued CPECS and Entire Issued Share Capital of Lion/Stove Luxembourg Investment 2 S.à r.l. (“Purchase Agreement”) dated February 25, 2010, between the Company, DFKA Ltd, a wholly-owned subsidiary of the Company (“DFKA”), and Lion/Stove Luxembourg Investment S.à r.l. (“Seller”). DFKA acquired all of the issued share capital of Lion/Stove Luxembourg Investment 2 S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, which is the holding company for Kettle Foods. The aggregate purchase price was $615 million, subject to certain adjustments. The acquisition consideration was financed through a combination of debt and the proceeds of an offering of the Company’s common stock.
2. Basis of Presentation
     The unaudited pro forma financial information has been compiled from underlying financial statements of Kettle Foods prepared in accordance with U.K. GAAP, reconciled to U.S. GAAP for the purpose of such presentation.
     The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Diamond Foods, giving effect to (a) the completion of the Kettle Foods acquisition, incurrence of debt under our new Secured Credit Facility and the application of the proceeds from this offering, and (b) the completion of the Pop Secret acquisition, actually completed on September 15, 2008, in each case as if they occurred on August 1, 2008 for income statement purposes and January 31, 2010 for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, the historical financial statements of Diamond Foods and Kettle Foods and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included or incorporated by reference in this prospectus supplement.
     The Kettle Foods acquisition will be treated as a purchase with Diamond Foods as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of purchase price allocation and fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
     The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Kettle Foods acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies.
     Diamond Foods’ fiscal year ends on July 31 and Kettle Foods’ fiscal year ends on September 30. The pro forma condensed combined financial information presented herein combines the results of operations of Diamond Foods for the six months ended January 31, 2010 with the results of operations of Kettle Foods for the six months ended December 31, 2009, and combines the results of operations of Diamond Foods for the year ended July 31, 2009 with the results of operations of Kettle Foods for the year ended September 30, 2009. Accordingly, Kettle Foods’ results of operations for the period from July 1, 2009, to September 30, 2009, are included in two portions of the unaudited pro forma condensed combined statements of earnings, once as part of the pro forma year ended July 31, 2009 and again as part of the pro forma interim period for the six months ended January 31, 2010.

     For the pro forma condensed combined balances, the purchase price of approximately $615 million has been allocated to the fair values of assets and liabilities acquired as of January 31, 2010. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation than that presented in this unaudited pro forma condensed combined financial information.

Accounts receivable	$32,387
Inventory	12,316
Prepaid expenses and other current assets	2,789
PP&E	69,390
Brand intangibles	215,000
Customer relationships	105,000
Goodwill	345,399
Assumed liabilities	(39,633)
Deferred tax liabilities	(127,648)

Purchase price	$615,000

     Identifiable intangible assets. Customer relationships will be amortized on a straight-line basis over an average estimated life of 20 years. Brand intangibles relate to the trademarks of Kettle Foods that will not be amortized as they are deemed to have an indefinite useful life.
     Goodwill. Approximately $345 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made will be recognized.
3. Accounting Policies
     Upon completion of the merger, Diamond Foods will review Kettle Food’s accounting policies. As a result of that review it may become necessary to adjust the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
4. Pro Forma Adjustments
     The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:
     (a) Diamond Foods’ fiscal year ends on July 31 and Kettle Foods’ fiscal year ends on September 30. The pro forma condensed combined financial information presented herein combines the results of operations of Diamond Foods for the six months ended January 31, 2010 with the results of operations of Kettle Foods for the six months ended December 31, 2009, and combines the results of operations of Diamond Foods for the year ended July 31, 2009 with the results of operations of Kettle Foods for the year ended September 30, 2009. Accordingly, Kettle Foods’ results of operations for the period from July 1, 2009 to September 30, 2009 are included in two portions of the unaudited pro forma condensed combined statements of operations, once as part of the pro forma year ended July 31, 2009 and again as part of the pro forma interim period for the six months ended January 31, 2010.

     (b) Net change in cash relates to the transaction costs of approximately $10 million.
     (c) To record inventory at its estimated fair value.
     (d) At this time there is insufficient information as to the specific nature, age, and condition of Kettle Foods’ property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. Therefore, we have used Kettle Foods’ carrying amount at the balance sheet date for these pro formas. For each $10 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $1 million.
     (e) To recognize $345,399 of Goodwill, $215,000 of non-amortizable Brand intangibles and $105,000 of amortizable Customer relationships.
     (f) To record deferred financing charges incurred in connection with the $200 million of revolving credit line and $400 million of term loan borrowings incurred under our new Secured Credit Facility, which will be amortized over five years.
     (g) To recognize the repayment of the short-term and long-term portions of the historical debt, $15,872 and $81,650, respectively, funded through new debt financing.
     The following adjustments display the expected debt financing required to fund the Kettle Foods acquisition. These adjustments are contingent upon the closing of the Kettle Foods acquisition and therefore may not occur in the event the Kettle Foods acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete a debt financing at the time the Kettle Foods acquisition closes.

Debt from Term Loan (acquisition)	$400,000
Debt from Revolver (to repay historical debt)	97,522
Debt from Revolver (acquisition and related costs)	67,081

Total debt financing	$564,603

Current portion of long-term debt	$40,000
Long-term obligations	$524,603

     (h) We intend to issue approximately 4.5 million shares of common stock in this offering to fund a portion of the purchase price of the Kettle Foods acquisition. Net proceeds from the offering are anticipated to be $157.0 million.
     (i) We expect to incur transaction costs of approximately $10 million through the closing of the Kettle Foods acquisition. The total of the advisory fees and bridge financing costs have been recorded as a reduction to cash and retained earnings on the unaudited pro forma condensed combined balance sheet. The $6,360 of other financing fees have been recorded as an increase to other long-term obligations as they will be paid from our revolver, $2,200 as other long-term assets and $4,160 as a reduction to retained earnings on the unaudited pro forma condensed combined balance sheet. These costs are excluded from the unaudited pro forma condensed combined statement of operations for the six months ended January 31, 2010 and year ended July 31, 2009 as they are considered non-recurring.
     (j) The $1,200 relates to the unamortized deferred financing costs from our existing debt that is expensed in connection with the repayment of our existing debt.
     (k) Represents the additional amortization of customer relationships resulting from the Kettle Foods acquisition.
     (l) Adjustment to historical interest expense to reflect the incurrence of an additional $565 million of borrowings, net of amortization of deferred debt issuance costs relating to such additional borrowings and the repayment and retirement of our existing credit facility for the six months ended January 31, 2010 and year ended July 31, 2009.

	Total
	Amount	Six Months	Year Ended
	Borrowed	Ended January 31	July 31
Loan amount	$564,603
3-month LIBOR @ 2/1	0.25%
BPS per loan agreement	3.50%

Effective interest rate	3.75%
Total expense		$10,586	$21,173
Net additional amortization of issuance costs		$495	$989
Less interest expense from old debt		$(1,938)	$(7,092)

Total interest expense, net		$9,143	$15,070

     The interest rate for the existing credit facility is tied to LIBOR, plus a credit spread linked to our leverage ratio. The LIBOR rate at February 1, 2010 was 0.25%. An increase of 0.125% in the interest rates of our floating rate debt would increase our annual pro forma interest expense by approximately $0.7 million.
     (m) For purposes of these unaudited pro forma condensed combined financial statements, we used an effective tax rate of 36.6% and 36.3% for the six months ended January 31, 2010 and the year ended July 31, 2009, respectively. This rate is an estimated blended rate for both the U.S. and the U.K. operations of the combined company. These rates may change as we perform a complete tax analysis.
     (n) Effective August 1, 2009, we adopted the new earnings per share guidance which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The computation of basic and diluted earnings per share for the six months ended January 31, 2010, and year ended July 31, 2009, are as follows:

For the six months ended January 31, 2010:
Numerator:
Net income	$30,924
Less: income allocated to participating securities	(499)

Income attributable to common shareholders — basic	$30,425

Add: undistributed income attributable to participating securities	$468
Less: undistributed income reallocated to participating securities	(459)

Income attributable to common shareholders — diluted	$30,434

Denominator:
Weighted average shares outstanding — basic	20,780
Dilutive shares — stock options	455

Weighted average shares outstanding — diluted	21,235

Income per share attributable to common shareholders:
Basic	$1.46
Diluted	$1.43

For the year ended July 31, 2009
Numerator:
Net income	$35,135
Less: income allocated to participating securities	(647)

Income attributable to common shareholders — basic	$34,488

Add: undistributed income attributable to participating securities	$579
Less: undistributed income reallocated to participating securities	(570)

Income attributable to common shareholders — diluted	$34,497

Denominator:
Weighted average shares outstanding — basic	20,522
Dilutive shares — stock options	338

Weighted average shares outstanding — diluted	20,860

Income per share attributable to common shareholders:
Basic	$1.68
Diluted	$1.65
     (o) Elimination of historical balances:
     The adjustments reflect the elimination of Kettle Foods’ cash and cash equivalents, long term deferred income taxes, goodwill, identifiable intangible assets, debt, equity and interest expense, net in connection with the Kettle Foods acquisition.
     (p) To recognize additional depreciation expense on property, plant and equipment as a result of the adjustment to fair value for the Pop Secret acquisition.
     (q) To recognize amortization of customer relationships for the Pop Secret acquisition.
     (r) Adjustment to interest expense to reflect the incurrence of an additional $190 million of borrowings, net amortization of deferred debt issuance costs relating to such additional borrowings and the refinancing of our senior notes for the Pop Secret acquisition.
     (s) To recognize income tax expense at the company’s tax rate of 38.6%.
     (t) Represents deferred tax liabilities related to intangible assets.